SOFWTARE DEVELOPMENT PARTNERSHIP AGREEMENT

This agreement is entered into and made effective as on 23 day of April, 2007 between **eCrypt Technologies INC,** located at 4750 Table Mesa Drive, Boulder, Colorado 80305 USA herein referred to as "eCrypt" and represented by its President, Brad Lever, and Gabi Rosu of #223-6198 KATHLEEN AVE, BURNABY, BC herein after referred to as "DEVELOPER" and represented by himself. Whereas "ECrypt" is engaged in the business of Software Development. Whereas the "DEVELOPER" was approached by "ECrypt" to do work on the development of a Handheld Encryption Software and the "DEVELOPER" has agreed to do so.

Description of the Job –The DEVELOPER agrees to offer the requested services for eCrypt according to the specifications provided and mentioned in Schedule A

Ownership of Copy Rights

eCrypt will be the owner of all codes created and developed by the DEVELOPER for eCrypt's needs. Consequently, the DEVELOPER transmits to eCrypt all rights regarding the exploitation, copy, representation, use and trading, in the most extensive way, transferring to eCrypt all rights, covering the appropriate legal time period of protection, in every country in which such rights are enforceable and for all the applications managed directly or indirectly by eCrypt.

NOW, THEREOF, in consideration of the covenants and agreements set forth herein, hereby acknowledged in their entity by the parties to this agreement, the parties hereto agree as follows:

Duration and Acceptance

The services shall commence from 23 day of April, 2007 for an undefined period the DEVELOPER shall render services unless the services are accepted in writing or unless this agreement is terminated. If eCrypt does not, in its reasonable opinion, believe that the works are completed, eCrypt must notify the DEVELOPER within 30 working days of the delivery of the works by the DEVELOPER. Otherwise, eCrypt shall provide written confirmation of their acceptance of the works within 30 days of the delivery of the works by the DEVELOPER. In case eCrypt does not provide a written confirmation within 30 days from the delivery of the works, the works would be considered to be accepted by the eCrypt

Attachments

- Schedule A

- NONCOMPETITION AND NONDISCLOSURE AGREEMENT

Schedule A

Scope of services provided by Gabi Rosu to eCrypt Technologies Inc:

1) To develop, enhance, fix bugs, and otherwise work to create and improve the assigned software project

2) To perform high priority bug fixes, required maintenance, and other custom development or consulting work as directed by eCrypt Technologies Inc

3) Perform other work related to the assigned software development project as directed by eCrypt Technologies Inc

4) To engage in comprehensive testing of software in development

5) To develop platforms necessary to the licensing and distribution of the assigned software development project

6) To engage in meetings and other relevant team gatherings in regards to the assigned software development project

7) To provide documentation, graphics, source codes, and any other material pertaining to the assigned software development project as directed by eCrypt Technologies Inc